Exhibit 10.1

Separation Agreement and General Release
This Separation Agreement and General Release (“Separation Agreement” or “Agreement”) is made and entered into by and between Craig Nomura (“Nomura”) and Levi Strauss & Co., and its affiliated entities, including parent, subsidiary, and sister corporations (collectively “LS&Co.” or “the Company”) together referred to as the “the parties.”
In consideration of the covenants and promises contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
1.    Separation Date. Nomura’s employment with LS&Co. will terminate on June 12, 2015 (the “Separation Date”). Nomura agrees that he will (i) take all appropriate action to resign from any position in which he is an officer of LS&Co. and (ii) execute any paperwork or comply with any procedures reasonably necessary to effectuate this termination.
2.    Separation Benefits. If Nomura signs this Agreement within the 21 day period defined in Section 11 and does not revoke the Agreement, he will receive the following benefits, which are in addition to anything he is otherwise entitled to or has been paid by LS&Co., including but not limited to, any accrued and unused vacation pay and the full signing bonus he was paid:

A.
Separation Payments. LS&Co. will pay to Nomura a lump sum separation payment in the amount of $986,000 equal to twelve (12) month’s pay, taking into account Nomura’s target bonus amount under the Annual Incentive plan for the current fiscal year. This payment is subject to applicable taxes and withholding. Payment shall commence as soon as practicable after the seven (7) day revocation period for the Agreement (described in Section 11 below) has passed.

B.
Incentive Plan Payment and Eligibility. In accordance with the terms of the 2006 Equity Incentive Plan (the “EIP”), Nomura shall retain any rights to exercise his vested Stock Appreciation Rights granted under the EIP through September 10, 2015, the expiration date.  His presently granted but unvested Stock Appreciation Rights, cease vesting and shall be immediately forfeited on the Separation Date.

C.
Medical Coverage Continuation. Nomura’s and his eligible dependents’ medical coverage will end on June 30, 2015. Nomura may continue group health benefits for himself and his eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). If he and his eligible dependents timely enroll in COBRA coverage, LS&Co. will pay the same percentage of the monthly cost of the COBRA medical coverage, as it paid for Nomura (and his covered dependents) medical coverage during his active employment for up to the earlier of twelve (12) months, or the date when Nomura obtains replacement coverage from another employer. During the period of coverage subsidized by LS&Co., Nomura will be responsible for payment of the remainder of the cost of COBRA medical coverage, and for the full cost any dental or vision coverage he or any member of his family elects. Any failure by Nomura to pay his portion of coverage will result in termination of continuation coverage. Any period of subsidized coverage shall be counted toward the 18 month COBRA entitlement. After the period of subsidized COBRA ends, Nomura will be responsible for full payment of his entire COBRA premium. Continuation of COBRA will not extend beyond the date in which Nomura becomes eligible for coverage under another group health plan unless the new plan has pre-existing condition limitation, or Nomura is entitled to Medicare. Nomura agrees to promptly inform LS&Co. as soon as he becomes covered by another employer. Nothing in this paragraph or elsewhere in this Agreement waives or otherwise releases Nomura’s rights under COBRA or any similar state laws (if Nomura is eligible) or to receive a certificate of creditable coverage (or such other similarly entitled document) under the Health Insurance Portability and Accountability Act of 1996 (“HIPPA”), from the plan that Nomura participates in at the time he elects COBRA coverage.
If Nomura elects COBRA coverage, all terms and conditions of the applicable Company-sponsored health care plans, as amended from time to time, will apply to him and his eligible dependents.

D.
Outplacement Services. For a period of one year after the Separation Date, Nomura shall have access to executive outplacement services by a firm selected by the Company. However, Nomura must commence use of such services within three (3) months of the Separation Date.

E.
Other Benefits. Nomura shall be entitled to all rights under Company’s benefit plans as such plans, by their provisions, apply upon the Separation Date. Unless expressly provided to the contrary under the written terms of the benefit plans, all of Nomura’s benefits terminate on the Separation Date, including participation in the 401K plan and Deferred Compensation Plan. Nomura may exercise all rights to any vested benefit in accordance with the written terms of the benefit plans.

3.    General Release and Waiver of Claims.

A.
In consideration of the Separation Benefits described in Section 2 above, Nomura agrees to release and forever discharge LS&Co., its subsidiaries and affiliates, and each of its and their parent organizations, predecessors, successors and assigns, and all of its and their past and present officers, directors, employees, agents, attorneys, associates, insurers and employee benefit plans (hereinafter collectively “Company Releasees”) from any and all claims, demands, liabilities, damages or causes of action arising out of facts or occurrences before the date Nomura signs this Separation Agreement, whether known or unknown to him, including claims arising out of his employment with the Company or any of its wholly-owned U.S. subsidiaries (hereinafter collectively the “Employer”) and his separation from employment (hereinafter collectively “Claims”).

B.	Nomura understands that by releasing the Company Releasees from each and every Claim, he is giving up rights to bring all Claims against any Company Releasee based on any action, decision or event occurring before the date this Separation Agreement is signed. This release covers all Claims against the Company Releasees, including, but not limited to, those arising under tort, contract and local, state or federal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act, as amended; Section 1981 of the Civil Rights of 1864, as amended; the Age Discrimination in Employment Act, as amended (the “ADEA”); the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act, as amended; the Americans with Disabilities Act, as amended; the Worker Adjustment and Retraining Notification Act; whistleblower protection statutes; and any other federal, state, tribal or local law, statute, regulation or ordinance concerning employment, including termination of employment, including, but not limited to, laws prohibiting discrimination based on age, race, creed, color, religion, national origin, sex, disability, HIV/AIDS status, genetic information, marital status, sexual orientation, military service or veteran status or any other protected classification; and claims for monetary damages, attorneys’ fees, litigation costs or other monetary relief.

C.
Nomura understands that, notwithstanding the above, nothing in this Separation Agreement is intended to unlawfully release or waive any of his rights under any laws or to prevent, impede, or interfere with his ability or right to: (a) provide truthful testimony if under subpoena to do so, (b) file a charge with any state or federal agency or participate or cooperate in an agency investigation (except that he acknowledges that he cannot recover money in connection with any such charge or investigation), (c) challenge the validity of release of claims set forth in this Separation Agreement, or (d) pursue any rights or claims that may arise after the date this Separation Agreement is signed.

Further excluded from this release are any claims Nomura may have for:

a)	unemployment benefits under applicable law;

b)	workers’ compensation insurance benefits;

c)	continued participation in certain of the Company’s group health benefit plans pursuant to COBRA, if applicable, and/or any applicable state law counterpart to COBRA;

d)	any benefit entitlements vested as of his Separation Date, pursuant to written terms of any applicable employee benefit plan sponsored by the Company; and

e)	any claims that are not waivable as a matter of applicable law.

D.
Section 1542 Waiver. Nomura understands and agrees that this release covers not only claims presently known to him, but also all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released claims. Nomura understands that he may hereafter discover facts different from what he now believes to be true which, if known, could have materially affected this Agreement, but he nevertheless waives any claims or rights based on different or additional facts. Nomura knowingly and voluntarily waives any and all rights or benefits under the terms of Section 1542 of the Civil Code of the State of California, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR (YOU) DOES NOT KNOW OF OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

4.    Confidential Information. Nomura hereby acknowledges that he is bound by all confidentiality agreements that he entered into with the Company and/or any and all past and current parent, subsidiary, related, acquired and affiliated companies, predecessors and successors thereto (which agreements are incorporated herein by this reference), that as a result of his employment he has had access to confidential information, that he will hold all such confidential information in strictest confidence and that he may not make any use of such confidential information on behalf of himself or any third party. Nomura agrees that he will refrain from sharing information about LS&Co. with any future employers to avoid breaching his duty of confidentiality, and that he will use his best efforts in his future employment to avoid any circumstances in which he would breach the confidentiality of LS&Co. information. By signing this Separation Agreement, Nomura further confirms that he has delivered to the Company all documents and data of any nature containing or pertaining to such confidential information and that he has not taken with him any such documents or data or any reproduction thereof.
5.    Non-Solicitation. Nomura acknowledges and agrees for a period of twelve (12) months immediately following his Separation Date, he will not directly or indirectly solicit or encourage any employee of LS&Co. to leave the employment of LS&Co.
6.    Non-Disparagement. Nomura agrees not to at any time make or publish any statements or comments that injure the reputation or goodwill of any Company Releasee. LS&Co. agrees that no current members of the Board of Directors or Worldwide Leadership Team will make or publish any statements or comments that injure the reputation of Nomura.
7.    Non-Admission of Liability. This Separation Agreement is not an admission by the Company or any other Company Releasee that the Company or any other Company Releasee has acted wrongfully with respect to Nomura or any other person. The Company and other Company Releasees specifically deny any liability for wrongful acts against Nomura or any other person.

8.    Return of Employer Property. Nomura affirms that he has returned to LS&Co. all documents, notes, reports, plans, keys, computers, office equipment, security cards and/or identification cards, charge cards, customer lists, computer or other files, employee directories, product information and other documents, copies of documents and property which were created, developed, generated or received by him during his employment or which are Company property, whether or not such items are confidential to LS&Co., unless the return of a particular item has been expressly excepted by LS&Co. in writing.
9.    Further Cooperation. Nomura agrees to cooperate in good faith with LS&Co. in connection with any pending or future investigation or litigation in which LS&Co. or other Company Releasees believes he is an individual with relevant knowledge, subject to and without waiving his rights specified in Section 3(C) above.
10.    Confidentiality of Agreement. Nomura agrees to keep confidential this Separation Agreement, and will not reveal its contents to anyone except his attorney, his spouse or his accountant, or as required by law or legal process. LS&Co. agrees to keep confidential this Separation Agreement except as required to carry out its obligations under the Agreement or as may be required by law, any governmental agency, or to comply with a lawfully-issued subpoena or court order.
11.    Consideration Period. Nomura will have twenty-one (21) calendar days starting from the date he receives this Agreement to review and consider this Agreement, although he may accept this Agreement at any time within those 21 days. To accept the Agreement, Nomura must sign and date the Agreement and return it to Elizabeth Wood at LS&Co. Once Nomura has done so, he will have an additional seven (7) calendar days in which to revoke his acceptance. To revoke, Nomura must send a written statement of revocation to the attention of Elizabeth Wood by fax or first class mail. If Nomura does not revoke this Agreement, the Agreement shall become effective on the date immediately following the revocation period (the “Effective Date”).
In accordance with the Age Discrimination in Employment Act (“ADEA”), Nomura acknowledges that: (1) he is hereby advised in writing to consult with an attorney of his own choosing before signing this Agreement; (2) as consideration for signing this Agreement, he has received benefits and compensation to which he would otherwise not be entitled; and (3) if he signs the Agreement before twenty-one (21) days, he does so voluntarily.
12.    Attorney’s Fees and Costs. The parties will bear their own fees and costs incurred in connection with this Agreement.

13.    Section 409A.

A.
For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder or any state law equivalent.

B.
Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

C.
The foregoing provisions are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payment and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. In no event will the Company reimburse Nomura for any taxes that may be imposed on Nomura as a result of Section 409A.

14.    Severability. The provisions of this Separation Agreement are severable, and if any provision is found to be unenforceable, the other provisions will remain fully valid and enforceable.
15.    Governing Law. This Separation Agreement will be construed under the laws of the State of California, without reference to its choice of law rules.
16.    Entire Agreement. This Separation Agreement is a fully integrated and entire agreement.
SIGNATURE PAGE FOLLOWS

The undersigned have read the foregoing Agreement and accept and agree to the provisions contained therein and hereby execute it voluntarily, and with full understanding of its consequences.

/s/ Craig Nomura	June 10, 2015
Craig Nomura	(Date)

LEVI STRAUSS & CO.
By:

/s/ Charles Bergh	June 11, 2015
Charles Bergh	(Date)
Chief Executive Officer